AGREEMENT OF PURCHASE AND SALE OF ASSETS

                                 BY AND AMONG



                           UGLY DUCKLING CORPORATION



                                      AND



                                E-Z PLAN, INC.
                            MCCOMBS FAMILY, L.L.C.
             MCCOMBS HFC LIMITED, D/B/A MCCOMBS AUTOMOTIVE CENTER
                               LYNDA G. MCCOMBS
                              MARSHA M. SHIELDS,
                                      AND
                                CONNIE M. MCNAB



                                  DATED AS OF
                                 MARCH 5, 1997

                   AGREEMENT OF PURCHASE AND SALE OF ASSETS

       ARTICLE 1.PURCHASE AND SALE OF ASSETS                     1
  1.1  Purchase and Sale of the Assets                           1
  1.2  Assets Not Being Transferred                              2
  1.3  Assumed Liabilities                                       3
  1.4  Liabilities Not Being Assumed                             3
  1.5  Purchase Price                                            4
  1.6  Payment                                                   4
  1.7  Allocation of Purchase Price; Accounting Treatment        4
  1.8  Lease Agreements                                          5
  1.9  Transfer Fees and Taxes                                   6
 1.10  Special Provisions relating to Contracts                  6

       ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF PURCHASER     7
  2.1  Organization and Qualification                            7
  2.2  Authority Relative to this Agreement                      8
  2.3  No Conflicts                                              8
  2.4  No Consents                                               8

       ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF
        SELLER, SHAREHOLDERS AND LESSORS                         8
  3.1  Organization and Qualification                            8
  3.2  Authority Relative to this Agreement                      9
  3.3  No Conflicts                                              9
  3.4  No Consents                                              10
  3.5  Capitalization                                           10
  3.6  Financial Statements                                     10
  3.7  Subsidiaries                                             10
  3.8  Absence of Undisclosed Liabilities                       10
  3.9  No Material Adverse Changes                              10
 3.10  Absence of Certain Developments                          10
 3.11  Real Estate                                              12
 3.12  Good Title to and Condition of Inventory and Acquired
        Assets                                                  13
 3.13  Title and Condition of Contracts                         14
 3.14  Solvency; Bulk Sales                                     16
 3.15  Tax Matters                                              17
 3.16  Contracts and Commitments                                17
 3.17  Restrictions on Business Activities                      19
 3.18  Intellectual Property                                    19
 3.19  Litigation                                               19
 3.20  Brokers' Fees                                            20
 3.21  Employment Matters                                       20
 3.22  Employee Benefit Plans                                   20
 3.23  Permitted Liens                                          20
 3.24  Insurance                                                21
 3.25  Affiliate Transactions                                   21
 3.26  Compliance with Laws; Permits                            21
 3.27  Warranties                                               22
 3.28  Disclosure                                               22

       ARTICLE 4 CONDUCT OF SELLER PENDING THE CLOSING          22
  4.1  Conduct of Business Pending the Closing                  22
  4.2  Business Relationships                                   23

  4.3  Access to Information                                    23
  4.4  Tax on Prior Sales                                       24
  4.5  Notification of Certain Matters                          24
  4.6  Transfer of Permits                                      24
  4.7  Closing                                                  24

       ARTICLE 5 ADDITIONAL AGREEMENTS                          24
  5.1  Employment                                               24
  5.2  Expenses                                                 25
  5.3  No Negotiations                                          25
  5.4  Public Announcements                                     25
  5.5  Confidentiality                                          25
  5.6  Books and Records                                        26
  5.7  H-S-R Act                                                26
  5.8  Additional Agreements                                    26

       ARTICLE 6 CONDITIONS                                     27
  6.1  Conditions to Obligations of Each Party                  27
  6.2  Additional Conditions to Obligation of Seller            28
  6.3  Additional Conditions to Obligation of Purchaser         28

       ARTICLE 7 THE CLOSING                                    30
  7.1  Closing                                                  30
  7.2  Seller's, Shareholders' and Lessors' Obligations         30
  7.3  Purchaser's Obligations                                  32

       ARTICLE 8 INDEMNITIES                                    32
  8.1  Survival of Representations and Warranties               32
  8.2  Nature of Statements                                     32
  8.3  Indemnification of Purchaser by Seller, Shareholders,
        and Lessors                                             32
  8.4  Indemnification of Seller, Shareholders, and Lessors by
        Purchaser                                               33
  8.5  Procedure for Indemnification                            34

       ARTICLE 9 TERMINATION                                    35
  9.1  Termination                                              35
  9.2  Effect of Termination                                    35

       ARTICLE 10 GENERAL PROVISIONS                            35
 10.1  Notices                                                  35
 10.2  Counterparts                                             36
 10.3  Governing Law                                            36
 10.4  Assignment                                               36
 10.5  Further Assurances                                       37
 10.6  Gender and Number                                        37
 10.7  Schedules and Exhibits                                   37
 10.8  Waiver of Provisions                                     37
 10.9  Litigation Costs                                         37
10.10  Section and Paragraph Headings                           37
10.11  Amendment                                                37
10.12  Transaction Expenses                                     38
10.13  Severability                                             38
10.14  Extent of Obligations                                    38

                              INDEX OF SCHEDULES



Schedule 1.1(a)      Contracts
Schedule 1.1(b)      Inventory
Schedule 1.1(c)      Acquired FFE
Schedule 1.1(d)      Acquired Permits
Schedule 1.1(f)      Assumed Agreements
Schedule 1.2(a)      Excluded Leases; Excluded Facilities; Excluded FFE
Schedule 1.2(b)      Excluded Policies
Schedule 1.3         Assumed Liabilities
Schedule l.8(a)      Independent Facilities
Schedule 1.8(b)      Related Facilities
Schedule 1.10(a)(4)  Affiliated Contracts
Schedule 3.3         Conflicts
Schedule 3.4         Required Consents
Schedule 3.5         Capitalization
Schedule 3.6         Financial Statements
Schedule 3.9         No Material Adverse Changes
Schedule 3.10        Certain Developments
Schedule 3.11(b)     Leases
Schedule 3.12        Title and Condition of Assets
Schedule 3.16        Contracts and Commitments
Schedule 3.18        Intellectual Property
Schedule 3.19        Litigation
Schedule 3.21        Employment
Schedule 3.23        Permitted Liens
Schedule 3.24        Insurance
Schedule 3.25        Affiliate Transactions
Schedule 3.26        Compliance with Law; Permits

                   AGREEMENT OF PURCHASE AND SALE OF ASSETS

     This AGREEMENT OF PURCHASE AND SALE OF ASSETS (the "Agreement") is made as of March 5, 1997, by and among UGLY DUCKLING CORPORATION, a Delaware corporation ("Purchaser"); E-Z PLAN, INC., a Texas corporation ("Seller"); MCCOMBS FAMILY, L.L.C., a Texas limited liability company ("McCombs L.L.C."); MCCOMBS HFC LIMITED, a Texas limited partnership d/b/a MCCOMBS AUTOMOTIVE CENTER ("McCombs Automotive" and collectively with McCombs L.L.C., "Lessors"); and LYNDA G. MCCOMBS, MARSHA M. SHIELDS, and CONNIE M. MCNAB, as shareholders of Seller (the "Shareholders").

                                   RECITALS

     A. Seller engages in the business (the "Business") of selling and financing used motor vehicles ("Vehicles") at dealerships located in the state of Texas (the "Dealerships").

     B. Upon the terms and subject to the conditions set forth herein, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, selected assets of Seller related to its Business, all to be completed on or before the date set forth in Section 7.1 of this Agreement (the "Closing Date").

     NOW, THEREFORE, in consideration of the covenants and mutual agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in reliance upon the representations and warranties contained herein, the parties hereto do hereby agree as follows:

                                  ARTICLE 1.
                      PURCHASE AND SALE OF ASSETSARTICLE

     1.1 Purchase and Sale of the Assets. Upon the terms and subject to the conditions set forth herein, and in reliance on the respective representations and warranties of the parties, Seller agrees to sell, transfer, assign, and deliver to Purchaser, and Purchaser agrees to purchase from Seller, all of Seller's right, title, and interest in and to those assets, rights, and properties of the Seller relating to the Business, as specified below (the "Acquired Assets"):

     (a) The portfolio of installment sales contracts held by Seller and secured by Vehicles sold by Seller or affiliates of Seller (the "Contracts"), as specified on a Schedule 1.1(a) to be prepared by Seller and delivered to Purchaser on or before determination of the Purchase Price pursuant to Section
1.5  hereof;

     (b) The inventory of Vehicles held for retail sale by Seller (but excluding repossessions) (the "Inventory"), as specified on a Schedule 1.1(b) to be prepared by Seller and delivered to Purchaser on or before determination of the Purchase Price pursuant to Section 1.5 hereof;

     (c) All furniture, leasehold improvements, fixtures, equipment, supplies, tools for maintenance and repair, other goods, and all other appurtenances in and to the premises utilized by Seller in the operation of the Business at the Acquired Facilities (defined below) ("Acquired FFE"), as specified on a Schedule 1.1(c) to be prepared by Seller and delivered to Purchaser on or before determination of the Purchase Price pursuant to Section
1.5  hereof;

     (d) All assignable title, claims, and rights under Permits (as defined in Section 3.26), but excluding any Permits relating solely to Excluded Assets (defined below) ("Acquired Permits"), as specified on a
Schedule 1.1(d) to be prepared by Seller and delivered to Purchaser on or before determination of the Purchase Price pursuant to Section 1.5 hereof;

(e) Any additional items of tangible or intangible property used or owned by Seller related to the Business, the Acquired Assets or the Acquired Facilities, which are not included above, including, without limitation, software, trademarks, tradenames, service marks and licenses thereto and goodwill, provided, however, that Seller may continue to use software it has developed in its continuing business operations; and

     (f) All Agreements (as defined in Section 3.16) relating to the Business, the Acquired Assets, or the Acquired Facilities that Purchaser agrees to assume and that are listed in a Schedule 1.1(f) ("Assumed Agreements"), to be prepared by Seller and delivered to Purchaser on or before determination of the Purchase Price pursuant to Section 1.5 hereof;

     (g) All books of account, records, files, invoices, customer lists and information, supplier lists and information, employee files, operating manuals, catalogs, technical information sheets, pricing sheets, advertising and display materials, and brochures and other materials and data associated with, used, or employed by Seller in the operation of the Business and ownership of the Acquired Assets.

     1.2 Assets Not Being Transferred. Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, there are expressly excluded from the assets, properties, interests in properties and rights of the Seller to be sold, transferred, assigned, and delivered to the Purchaser at the Closing (as defined below) the following (the "Excluded Assets"):

     (a) All leasehold interests of Seller ("Excluded Leases") in facilities not included within the Acquired Facilities (the "Excluded Facilities"), all as listed in Schedule 1.2(a), and all furniture, leasehold improvements, fixtures, equipment, supplies, and tools for maintenance and repair located at the Excluded Facilities ("Excluded FFE"), as listed on
Schedule  1.2(a),  which  Schedule  shall  be  updated as of the Closing Date;

     (b) Individual life insurance policies on executives of Seller, as listed in Schedule 1.2(b) ("Excluded Policies"), which Schedule shall be updated as of the Closing Date;

     (c)          Accounts  receivable  from  affiliates  of  Seller;

     (d) Unamortized loan origination fees and prepayments of insurance premiums;

     (e) All of Seller's right, title and interest under or related to this Agreement, including, without limitation, the consideration delivered to Seller pursuant to this Agreement;

     (f) The minute books, stock transfer books, seals, blank share certificates, and other documents and things relating to organizational matters and the existence of Seller as a corporation and the corporate tax returns of Seller (the "Excluded Records");

     (g) Cash, real estate loans, stockholder loans, and any other loans not specifically purchased hereunder; and

     (h) Seller's right, title, and interest relating to any assets, rights, and properties of Seller, wherever located, whether tangible or intangible, unrelated to the Business.

     1.3 Assumed Liabilities. From and after the Closing Date, Purchaser shall assume only those liabilities of Seller (the "Assumed Liabilities") as specified in Schedule 1.3 hereto. It is expressly understood and agreed that Purchaser shall not be liable for any of the obligations or liabilities of Seller of any kind or nature other than those specifically assumed by Purchaser under this Section 1.3.

1.4 Liabilities Not Being Assumed. Anything contained herein to the contrary notwithstanding, the Purchaser is expressly not assuming any of the following liabilities or obligations, whether fixed or contingent, known or unknown, matured or unmatured, executory or non-executory, of Seller (the "Excluded Liabilities"), which liabilities and obligations shall at and after
the  Closing  remain  the  exclusive  responsibility  of    Seller:

     (a) All liabilities and obligations of Seller under this Agreement or with respect to or arising out of the consummation of the transactions contemplated by this Agreement;

     (b) All liabilities and obligations of Seller for Seller's fees and expenses and taxes incurred by Seller in connection with, relating to, or arising out of the consummation of the transactions contemplated by this Agreement;

     (c) All liabilities and obligations of Seller secured by any Acquired Assets or that are payable upon transfer of the Acquired Assets; and

     (d) All other liabilities that are not specifically assumed by Purchaser under Section 1.3 hereof, including but not limited to any liabilities not so expressly assumed that are reflected on any balance sheet of Seller provided to Purchaser at or prior to the Closing or that should be so reflected under generally accepted accounting procedures ("GAAP").

Seller shall discharge all Excluded Liabilities on or before the Closing Date.

     1.5 Purchase Price. The purchase price to be paid by Purchaser to Seller for the Acquired Assets (the "Purchase Price") shall be an amount equal to the book value of the Acquired Assets plus the book value of the Excluded FFE, excluding leasehold improvements at the Excluded Facilities, as determined as of the Closing Date under the same policies and procedures used in the audited financial statements of Seller for the year ended December 31, 1996 (the "1996 Audited Financials"). The Purchase Price will be determined within five days prior to the Closing Date (the "Closing Purchase Price") and will be subject to approval by Seller and Purchaser prior to the Closing Date. Within thirty (30) days after the Closing Date, the Seller and Purchaser shall again determine the Purchase Price based on the financial statements of Seller as of the Closing Date (the "Final Purchase Price"), such Final Purchase Price to be subject to approval by Seller and Purchaser within thirty (30) days after the Closing Date. If the Final Purchase Price is more than the Closing Purchase Price, Purchaser shall pay the difference to Seller. If the Final Purchase Price is less than the Closing Purchase Price, Seller shall refund the difference to Purchaser.

     1.6 Payment. The Purchase Price shall be paid in cash on the Closing Date by wire transfer of immediately available funds to the bank account designated by Seller. The total amount of the Assumed Liabilities shall be applied to payment of the Purchase Price. The Purchase Price shall not be reduced by any liabilities disclosed in the 1996 Audited Financials and/or in the most recent financial statements of Seller as of the Closing Date (the "Disclosed Liabilities"). Purchaser is not assuming and shall not be required to pay the Disclosed Liabilities at any time and Seller shall remain solely liable for and shall discharge the Disclosed Liabilities and any other Excluded Liabilities on or before the Closing Date.

     1.7 Allocation of Purchase Price; Accounting Treatment. Upon approval of the Closing Purchase Price and again upon approval of the Final Purchase Price, the Purchase Price will be allocated among the Acquired Assets by both Seller and Purchaser in a manner determined by Purchaser (the
"Purchase Price Allocation"). The Purchase Price Allocation will include a reduction of the book value of the Vehicles by an amount equal to 167% of the LIFO reserve therefor and a reduction to the book value of the Contracts by an amount equal to 167% of the accrued but unpaid Texas sales taxes on the Contracts (collectively, the "Book Value Reductions"). In the event that Purchaser determines that certain Acquired Assets should be reported on the financial statements of Purchaser using accounting policies and procedures at amounts different than those determined under Seller's accounting policies and procedures, then Seller will make such adjustments on its books prior to the Closing Date (the "Accounting Adjustments"). The Book Value Reductions and Accounting Adjustments shall not change the Purchase Price. Seller and Purchaser hereby agree to report this transaction for federal tax purposes in accordance with the allocation of the Purchase Price described above. Such allocation shall be reported by Purchaser and Seller on Internal Revenue Service Form 8594, Asset Acquisition Statement, which will be filed with Purchaser's and Seller's Federal Income Tax Return for the tax year that includes the Closing Date. To the extent not specified above, the parties further agree to coordinate their accounting for the transaction.

     1.8 Lease Agreements. Purchaser, Seller and Lessors further agree that as of the Closing Date Purchaser shall:

     (a) assume all of the existing leases entered into by Seller for facilities used in the Business and owned by non-affiliates of Seller as described on Schedule 1.8(a) ("Independent Facilities") for the remaining term of such leases and under their existing terms and provisions (the "Acquired Third-Party Leases");

     (b) enter into new leases for facilities used in the Business and owned by Seller or affiliates of Seller as described on Schedule 1.8(b) ("Related Facilities") at the rental rates stated in Schedule 1.8(b) on a triple net basis for a period of ten years, including one ten-year extension option, upon terms and subject to conditions mutually acceptable to the parties (the "Acquired Related Party Leases"); provided, however, that the Acquired Related Party Leases will provide that they are terminable at any time by Purchaser upon three months notice and payment of a termination fee equal to three months rent; and

     (c) enter into a new month-to-month lease for Seller's principal office facility (the "Principal Facility" and together with the Independent Facilities and the Related Facilities, the "Acquired Facilities"), located at 9000 Tesoro Drive, #104, San Antonio, Texas 78217 at the rental rate stated in
Schedule 1.8(b) on a triple net basis, upon terms and subject to conditions mutually acceptable to the parties (the "Acquired Principal Facility Lease" and together with the Acquired Third-Party Leases and the Acquired Related Party Leases, the "Acquired Leases").

     Each of the Acquired Related Party Leases will include an option granted by the Lessor to Purchaser to acquire at any time within the term of the applicable lease any or all of the Related Facilities at fair market value determined as provided in the applicable lease.

     1.9 Transfer Fees and Taxes. Seller shall pay any and all transfer and assumption fees and expenses and sales and use taxes arising out of the transfer of the Acquired Assets and shall pay its portion, prorated as of the Closing Date, of state and local real and personal property taxes relating to the Acquired Assets. Purchaser shall not be responsible for any payroll, excise, income, business, occupation, withholding, or similar tax, or any taxes of any kind related to any period prior to the Closing Date.

     1.10          Special  Provisions  relating  to  Contracts.

     (a) The term "Contracts" shall be deemed to include, and Seller shall convey to Purchaser:

     1. any and all monies and payments (including in kind collections) received or due or to become due with respect to the Contracts and all other rights and benefits thereunder due as of the Closing Date;

     2. the security interests in the Vehicles granted by the retail consumers ("Customers") pursuant to the Contracts and any other interest of Seller in the Vehicles, including, without limitation, the certificates of title with respect to Vehicles, and in and to all other security, warranties, guaranties and credit support with respect to the Contracts;

     3. except as provided in Section 1.2(b), any proceeds from claims on any physical damage, credit life and credit accident and health insurance policies or other insurance (including vendor's single interest insurance) or certificates relating to the Vehicles or the Customers;

     4. all of Seller's rights of recourse against any dealers under any dealer agreements relating to the Contracts or otherwise, including all guarantees made by affiliates of Seller as to those Contracts originated by affiliates of Seller and described on Schedule 1.10(a)(4) (the "Affiliated Contracts") and Seller and Shareholders hereby guarantee all amounts due under the Affiliated Contracts, including all deficiency amounts and charge off amounts.

     5. refunds for the costs of extended service contracts with respect to Vehicles, refunds of unearned premiums with respect to credit life and credit accident and health insurance policies or other insurance certificates covering any Customer or Vehicle or the Customer's obligations with respect to a Vehicle and any recourse to dealers for any of the forgoing;

     6. all documents, records, instruments and files related to each Contract; and

     7.          the  proceeds  of  any  and  all  of  the  foregoing.

     (b) Subject to the guarantees of the Affiliated Contracts and the representations, warranties and covenants of Seller and Shareholders stated in this Agreement, the Contracts are being conveyed to Purchaser without recourse.

     (c) The parties intend that the transfer of the Contracts pursuant to this Agreement be a true sale of the Contracts from the Seller to Purchaser and not a financing secured by the Contracts, and the beneficial interest in and title to the Contracts shall not be a part of the Seller's estate in the event of the filing of a bankruptcy petition by or against Seller under any bankruptcy law. However, if under any bankruptcy law, this transaction is deemed to be a financing arrangement, or it is otherwise determined that any conveyance hereunder is for any reason not considered a sale and that the beneficial interest in and title to the Contracts remain part of Seller's estate, the parties intend that with respect to any such Contracts this Agreement shall constitute a security agreement (as defined in the UCC as in effect in the State of Texas) under the UCC, and Seller hereby grants to Purchaser a first priority perfected security interest in and against all of the Seller's right, title and interest in and to the Contracts.

     (d) Within two days after the Closing Date, Seller and Purchaser shall mail to the Customers written notice of the transfer of the Contracts to Purchaser (the "Customer Notice"). The Customer Notice shall provide the name, address and telephone number of Purchaser, shall instruct Customers to make all payments to Purchaser and shall be in a form mutually agreed upon.

                                 ARTICLE 2
              REPRESENTATIONS AND WARRANTIES OF PURCHASER

     As of the date hereof and as of the Closing Date, Purchaser hereby represents and warrants to Seller each of the following:

     2.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted in every jurisdiction where the failure to do so would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

     2.2 Authority Relative to this Agreement. Purchaser has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and such transactions, subject to Section 6.3(f). This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     2.3 No Conflicts. Purchaser is not subject to, or obligated under, any provision of (a) its Certificate of Incorporation or Bylaws, (b) any material agreement, arrangement, or understanding, (c) any material license, franchise, or permit, or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its or any of its subsidiaries' material assets would be created, by its execution, delivery, and performance of this Agreement and the consummation by it of the transactions contemplated hereby.

     2.4 No Consents. Except for such filings to be made pursuant to federal or state securities or other laws and regulations, including any required filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "H-S-R Act") or for Permits necessary to own the Acquired Assets or operate the Business, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Purchaser for the consummation by Purchaser of the transactions contemplated by this Agreement.


                                   ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF SELLER,
                           SHAREHOLDERS AND LESSORS

     As of the date hereof and as of the Closing Date, the Seller and each Shareholder, and each Lessor with respect to Sections 3.1 through 3.4, 3.11 and 3.16 (as applicable to each Lessor or Acquired Lease to which it is a party and the associated Related Facility or Principal Facility), hereby jointly and severally represent and warrant to Purchaser each of the following:

     3.1 Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, and has the requisite corporate power and authority to own and operate its properties and to carry on its business as now conducted. Each Lessor is duly organized and validly existing and has the requisite power and authority to own and operate its properties and to carry on its business as now conducted. Seller and each Lessor is duly qualified to do business and is in good standing in the State of Texas, the only jurisdiction where the failure to be so qualified would have a material adverse effect on its business, properties, or ability to conduct the business currently conducted by it.

     3.2 Authority Relative to this Agreement. Seller has the requisite corporate power and authority and each Lessor has the requisite power and authority to enter into this Agreement and each other agreement contemplated hereby to which Seller or such Lessor is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and of each such other agreement by Seller and each Lessor and the consummation by Seller and each Lessor of the transactions contemplated hereby and thereby has been duly authorized by the Board of Directors of Seller or comparable body of each Lessor, and has been duly approved by all of the shareholders of Seller and by the members or partners of Lessors, as required, and no other corporate proceedings on the part of Seller or other proceedings on the part of Lessors are necessary to authorize this Agreement, such other agreements, and such transactions. Seller has delivered to Purchaser complete and correct copies of its Articles of Incorporation and Bylaws, each as amended to the date hereof, and all recorded actions and minutes of the shareholders and the Board of Directors of Seller and the committees thereof. Each Lessor has delivered to Purchaser complete and correct copies of its operating or partnership agreement, as amended to the date hereof, and all recorded actions and minutes of its members or partners, as the case may be. Each Shareholder possesses the legal capacity to execute and deliver this Agreement and each other agreement contemplated hereby to which he or she is a party, to perform his or her obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby, without obtaining any approval, authorization, consent, or waiver or giving any notice. This Agreement and each other agreement contemplated hereby to which Seller, Lessors or any of the Shareholders is a party has been duly executed and delivered by Seller, Lessors and/or Shareholders, as the case may be, and constitutes a valid and binding obligation of Seller, Lessors and/or Shareholders, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, reorganization, or other similar laws relating to the enforcement of creditors' rights generally and by general principles of equity.

     3.3 No Conflicts. Except as set forth in Schedule 3.3 hereto, neither Seller nor any Lessor is subject to, or obligated under, any provision of (a) its Articles of Incorporation or Bylaws or, in the case of Lessors, its operating agreement or partnership agreement, (b) any agreement, arrangement, or understanding, (c) any license, franchise, or permit or (d) any law, regulation, order, judgment, or decree, which would be breached or violated, or in respect of which a right of termination or acceleration would arise, or pursuant to which any encumbrance on any of its assets would be created, by its execution, delivery, and performance of this Agreement, each other Agreement contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby.

     3.4 No Consents. Except as set forth on Schedule 3.4 hereto, no authorization, consent, or approval of, or filing with, any public body, court, or authority is necessary on the part of Seller or any Lessor for the consummation by Seller or any Lessor of the transactions contemplated by this Agreement.

     3.5 Capitalization. All of the issued and outstanding shares of capital stock of Seller are owned free and clear by the Shareholders as listed in Schedule 3.5 and there are no other shares of capital stock of Seller outstanding. There are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Seller to issue or to transfer from treasury any additional shares of its capital stock.

     3.6 Financial Statements. The 1996 Audited Financials and Seller's unaudited balance sheet as of January 31, 1997 and the related unaudited statements of income and cash flow for the one-month period then ended (the "Current Financial Statements") and any subsequent financial statements presented to Purchaser pursuant to this Agreement, including but not limited to unaudited financial statements as of and for the month ended February 28, 1997, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of Seller as of the dates thereof and the results of its operations and cash flows for the periods then ended. The 1996 Audited Financials and the Current Financial Statements are attached hereto as Schedule 3.6.

     3.7 Subsidiaries. Seller does not have, nor has it ever had, any Subsidiaries and Seller does not own, and has never otherwise owned, any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization, association, or entity. For purposes of this Agreement, the term "Subsidiary" means any corporation of which securities having a majority of the ordinary voting power in electing directors are owned by Seller directly or through another Subsidiary.

     3.8 Absence of Undisclosed Liabilities. Seller has no obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, whether due or to become due and regardless of when asserted), except (a) liabilities reflected on the unaudited balance sheet included in the Current Financial Statements, (b) liabilities which have arisen in the ordinary course of business after the date of the Current Financial Statements (none of which is an uninsured liability for breach of contract, breach of warranty, tort, infringement, claim, or lawsuit), and (c) liabilities specifically disclosed in any Schedule to this Agreement.

     3.9 No Material Adverse Changes. Except as set forth in Schedule 3.9 hereto, since the date of the Current Financial Statements, there has not been any material adverse change in the assets, financial condition, or operating results, customer, employee, or supplier relations, business condition or prospects, or financing arrangements of Seller.

     3.10          Absence  of  Certain  Developments:

     (a) Changed its accounting methods or practices (including any change in loan reserve or write off policies) or revalued any of its assets;

     (b) Borrowed any amount under existing lines of credit, or otherwise incurred or become subject to any indebtedness, except as is reasonably necessary for the ordinary operation of its business and in a manner and in amounts that are in keeping with its historical practice;

     (c) Mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets with an aggregate fair market value in excess of $5,000, except liens for current property taxes not yet due and payable;

     (d) Sold, assigned, or transferred (including, without limitation, transfers to any Insiders as defined in Section 3.25) any assets, except in the ordinary course of business;

     (e) Disclosed any proprietary or confidential information to any person other than Purchaser;

     (f) Modified, waived, canceled or written off any receivable, note, right or claim, including any write-off or compromise of any Contract, other than in the ordinary course of business and consistent with past practice;

     (g)          Entered  into  any  transaction  with  any  Insider;

     (h) Suffered any extraordinary financial or other loss or suffered any material theft, damage, destruction, or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

     (i) Increased the annualized level of compensation of or granted any extraordinary bonuses, benefits, or other forms of direct or indirect compensation to any employee, officer, director, or consultant, or increased, terminated, or amended or otherwise modified any plans for the benefit of employees, except in the ordinary course of business and consistent with historical adjustments to such compensation and benefits;

     (j) Made any capital expenditures or commitments therefor that aggregate in excess of $25,000;

     (k) Taken any other action or entered into any other transaction other than in the ordinary course of business and in accordance with past custom and practice, or entered into or modified any transaction with any Insider or any contract, written or oral, that involves consideration or performance by it of a value exceeding $25,000 or a term exceeding six months;

     (l) Made any loans or advances to, or guarantees for the benefit of, any persons;

     (m) Acquired (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division or material assets thereof;

     (n) Redeemed or purchased, directly or indirectly, any shares of its capital stock, or declared or paid any dividends or distributions with respect to any shares of its capital stock;

     (o) Issued or sold any equity securities, securities convertible into or exchangeable for equity securities, warrants, options, or other rights to acquire equity securities, or bonds or other debt securities;

     (p) Discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities (or current installments due on intermediate or long-term liabilities) paid in the ordinary course of business;

     (q)          Revalued  any  of  its  assets;

     (r)        Sold, assigned, or transferred (including, without limitation,
transfers   to  any  employees,  shareholders,  or  affiliates)  any  patents, trademarks, trade names, copyrights, trade secrets, or other intangible assets, except in the ordinary course of business, or disclosed any proprietary or confidential information to any person other than Purchaser; or

     (s) made charitable contributions or pledges which in the aggregate exceed $1,000.

     3.11          Real  Estate.

     (a)          Seller  does  not  own  any  real  estate.

     (b) Schedule 3.11(b) sets forth a list of all leases of real property and improvements relating to the Business ("Leases"), specifying whether or not such Leases are Acquired Leases, in each case, setting forth (i) the lessor and lessee thereof and the date and term of each of the Leases, (ii) the street address of each property covered thereby, and (iii) a brief description (including size and function) of the principal improvements and buildings thereon (the "Leased Premises"). The Leases are in full force and effect and have not been amended, Seller has a valid and existing leasehold interest under each such Lease for the term set forth therein, and neither Seller, any Lessor, or any other party thereto is in material default or material breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases, except for breaches or defaults which in the aggregate could not reasonably be expected to have a material adverse effect on Seller's business, financial condition, or results of operations. True and correct copies of the Acquired Third-Party Leases have been delivered to Purchaser and have not been amended.

     (c)    The  properties  set  forth  on  Schedules 1.8(a), (b) and (c) and
3.11 (b) constitute all of the real estate used or occupied by Seller in connection with the Business, and each such property has access, sufficient for the conduct of the business conducted thereon, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of the Business.

     (d) Neither Seller nor any Lessor is in violation of any applicable zoning ordinance or other law, regulation, or requirement relating to the operation of any of the properties used in the Business, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations, and neither Seller nor any Lessor has received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any such properties owned or leased by it.

     (e) On the Closing Date, all Acquired Facilities shall be surrendered to Purchaser in a clean and fully-operating condition. Prior to the Closing Date, Seller shall lawfully remove and dispose of all waste, refuse and rubbish from the Acquired Facilities, including without limitation, all waste oils, fuels and solvents, all empty containers and containers holding waste or unknown items, inoperable batteries, tires and other vehicle parts, and any item that is not an Acquired Asset. Prior to the Closing Date, Seller shall lawfully clean all drains and waste traps at the Acquired Facilities and all such drains and waste traps shall be in full operating condition, all as certified by a licensed drain and waste trap service company. On the Closing Date, the condition of the Acquired Facilities and the activities conducted thereat shall comply fully with all applicable environmental, occupational, zoning, fire, health and safety laws, rules and regulations.

     3.12        Good Title to and Condition of Inventory and Acquired Assets.

     (a) The Inventory of Vehicles recorded on the balance sheet included in the Current Financial Statements, and the Inventory purchased since the date thereof, is saleable in the ordinary course of business, is not slow-moving, obsolete, damaged or defective, and is carried at a value determined in accordance with GAAP. Seller has good and marketable title to the Vehicles, free and clear of liens, encumbrances and security interests.

     (b) The other Acquired Assets that are tangible assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business. Seller has good and marketable title to all machinery, equipment, and other tangible assets necessary for the conduct of the Business (which it is conveying hereby), free and clear of all liens, encumbrances and security interests, except as disclosed in Schedule 3.12, all of which shall be released as of the Closing, or leases such equipment under valid leases, all of which are listed on Schedule 3.12. Seller is not in default, and no circum-stances exist which could result in such default, under any of such equipment leases, nor is any other party to any of such equipment leases in default.

3.13          Title  and  Condition  of  Contracts:

     (a) Seller and each affiliate of Seller and the Dealerships have fully complied with all federal, state and municipal laws, rules and regulations applicable to the transaction creating each Contract, including the Federal Truth In Lending Act, the Federal Equal Credit Opportunity Act and the Texas Motor Vehicle Installments Sales Law.

     (b) Seller and each affiliate of Seller and the Dealerships have all required licenses, permits and authority to sell used Vehicles, finance the sale of used Vehicles and, in the case of affiliates of Seller and the Dealerships, to assign the Contracts to Seller, and Seller has all required licenses, permits and authority to acquire, hold, collect and assign the Contracts to Purchaser.

     (c) Seller or any affiliate of Seller or the Dealerships, as appropriate, has received the down payment amount stated in each Contract in cash or its equivalent and no part of the down payment on any Contract has been loaned directly or indirectly to the Customer by Seller, any affiliate of Seller, or the Dealerships other than "pick-up" payments disclosed in the Contracts.

     (d) All Vehicles and any other goods and services sold by Seller, any affiliate of Seller, or the Dealerships pursuant to each Contract are free of all liens and claims of any kind other than those in favor of Seller and the description of the Vehicle in each Contract is true, complete and accurate.

     (e) The Vehicle sold to the Customer pursuant to each Contract has been delivered to the Customer named in the Contract and application to the appropriate agency of the State of Texas has been filed in accordance with applicable law for registration of the Vehicle showing the Customer as the owner and Seller as the only lien holder.

     (f) The Customer named in each Contract has full legal capacity to make the Contract and the name of the Customer stated in the Contract is the true and actual name of the Customer and said Customer named in the Contracts has executed the Contract.

     (g) No Customer of any Contract being sold to Purchaser has put Seller or any affiliate of Seller on notice of any claim, offset, defense, dispute or claim of rescission or cancellation of any type, including any claim or defense relating to the Vehicle sold by Seller, any affiliate of Seller or the Dealerships, the performance or non-performance by Seller or any affiliate of Seller of its obligations under any Contract, warranty or guarantee, or arising from any act, error, omission, representation or warranty of Seller or any affiliate of Seller or its or their officers, agents or employees. Seller and each affiliate of Seller has fully and in good faith performed and discharged all of its obligations to the Customer arising under each Contract or relating to the Contract accrued as of the date of the assignment of the Contract to Purchaser.

     (h) If required by applicable law at the time of the origination of each Contract, the Vehicle securing the Contract was insured for liability of the Customer in accordance with applicable law at the time of the origination of the Contract.

     (i) All sales taxes assessed in connection with the sale of the Vehicle to the Customer have been paid in full, or if not paid in full, will be paid in full when due by Seller.

     (j) Each Contract has created a valid and enforceable first priority perfected security interest in favor of Seller in the Vehicle, which security interest will be or has been validly assigned and transferred by Seller to Purchaser on the Closing Date.

     (k) Each Contract is in the form attached hereto as an Exhibit and does not include any amendments, modifications or supplements other than in the form attached hereto.

     (l) Each Contract provides for level payments not less frequently than monthly, in amounts that fully amortize the amount financed stated therein over the original term (except for the last payment, which may be less than the level payment) and yield interest at the annual percentage rate stated in the Contract.

     (m) Each Contract accurately reflects the actual terms and conditions of the Customer's purchaser of the Vehicle and the financing thereof and there are no terms and conditions not expressly stated in the Contract.

     (n) No Vehicle shall have been repossessed or designated for repossession and no investigation has been initiated by Seller, any affiliate of Seller or any Dealership to determine the whereabouts of a Vehicle or Customer for the purposes of the repossession of the Vehicle, except as disclosed to Purchaser prior to the Closing Date.

     (o) Within the most recent ninety (90) days, a payment in an amount not less than the regularly-scheduled installment has been received and applied to each such Contract.

     (p)          Each  Contract  is  free  of  all  liens  and  encumbrances.

     (q) Except for the conveyances hereunder, Seller will not sell, pledge, assign or transfer to any other person, or grant, create, incur, assume or suffer to exist any lien on any Contract, or Vehicle securing the Contract, whether now existing or hereafter created, or any interest therein.

     (r) Seller shall defend the right, title and interest of Purchaser in, to and under the Contracts, whether now existing or hereafter created, against all claims of third parties claiming through or under Seller or the Dealerships and Seller and Shareholders shall indemnify and hold harmless Purchaser from and against any loss, liability, expense or damage suffered or sustained by reason of third party claims which may be asserted against or incurred by Purchaser at any time as a result of the sale of the Contracts by Seller to Purchaser.

     (s) If any of the foregoing representations, warranties or covenants of Seller as to the Contracts are materially false, breached or violated, and Purchaser actually incurs a loss as a result thereof, then Purchaser may demand and Seller shall immediately pay a refund in an amount equal to the outstanding principal balance of the Contracts for which the representation, warranties or covenants are materially false, breached or violated and upon such refund Purchaser shall transfer said Contracts back to Seller without recourse, representation, warranty or covenant, but free of all liens and encumbrances created by Purchaser.

     3.14 Solvency; Bulk Sales. Seller is solvent and able to pay its outstanding debts as they mature. Seller shall not be rendered insolvent by the transfer of the Contracts pursuant to this Agreement, and the transfer of the Contracts is not fraudulent to any creditor or equity interest holder of Seller. There is no Texas bulk sales or bulk transfer law applicable to the sale of the Acquired Assets hereunder.

     3.15 Tax Matters. Seller and Shareholders have filed all federal, foreign, state, county, and local income, excise, property, sales, employment-related wages and benefits and other tax returns which are required to be filed by it or them, as the case may be, in respect of Seller, the Business or the Acquired Assets, and all such returns are true and correct; all taxes due and payable by Seller or by any Shareholders in respect of Seller, the Business or the Acquired Assets have been paid; Seller's provisions for taxes on the balance sheet included in the Current Financial
Statements  and  any  other  financial  statements  delivered  hereunder  are sufficient  for  all  accrued and unpaid taxes as of the dates of such balance sheets; Seller has paid all taxes due and payable by it or which it is obligated to withhold from amounts owing to any employee, creditor, or third party; Seller has not waived any statute of limitations in respect of taxes or agreed to any extension of time with respect to a tax assessment or deficiency; the assessment of any additional taxes relating to or for periods for which returns have been filed is not expected; and Seller has not received notice of any unresolved questions or claims concerning its tax liability. Seller has not filed any consent agreement under or made an election under 341(f) of the Internal Revenue Code of 1986, as amended (the "Code"). Seller is not a party to a tax sharing or allocation agreement nor does Seller owe any amount under any such agreement. Neither Seller nor the Acquired Assets are subject to any federal sales tax upon sale or other disposition of the Acquired Assets.

     3.16          Contracts  and  Commitments.

     (a) Except as set forth in Schedule 3.16 hereto or any other Schedule hereto, Seller is not a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan; (iii) hospitalization insurance, or similar plan or practice, whether formal or informal; (iv) contract for the employment or compensation of any officer, individual employee, or other person on a full-time or consulting basis or relative to severance pay or change-in-control benefits for any such person; (v) agreement or indenture relating to the borrowing of money in excess of $5,000 relating to the Business or Acquired Assets or to mortgaging, pledging, or otherwise placing a lien on any of the Acquired Assets; (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection;
(vii) lease or agreement under which it is lessor or lessee of, or permits any third party to hold or operate, any Acquired Assets; (viii) other agreement material to the Business or (ix) agreement not entered into in the ordinary course of business (collectively, the "Agreements"). Schedule 3.16 sets forth the material terms of each such Agreement and identifies each such Agreement which is not terminable at will by Seller. Purchaser is not assuming any obligations of Seller under the Agreements unless the Agreement is an Assumed Agreement identified in Schedule 1.1(f).

     (b) Seller has furnished Purchaser with a true and correct copy of each written Agreement, and a written description of each oral Agreement, referred to in Schedule 3.16, together with all amendments, waivers, or other changes thereto.

     (c) Except as specifically disclosed in Schedule 3.16 hereto: (i) no customer or supplier has indicated that it will stop or decrease the rate of business done with Seller, except for changes in the ordinary course of the Business; (ii) Seller and each Lessor has performed in all material respects the obligations required to be performed by it in connection with the Agreements and neither Seller nor any Lessor has been advised of or received any claim of default or threatened claim of default or any other claim relating to any Agreement; (iii) Seller and each Lessor has no present expectation or intention of not fully performing any obligation pursuant to any Agreement; and (iv) there has been no breach and there is no anticipated breach by any other party to any Agreement.

     (d) Each Assumed Agreement is valid, binding, and in full force and effect. Except as set forth on Schedule 3.16, no Assumed Agreement has been amended or supplemented in any way and no party thereto has assigned any of its rights or delegated any of its duties thereunder. True and complete copies of the Assumed Agreements have been delivered to the Purchaser.

     (e) No breach of default exists under any Assumed Agreement and no event has occurred with respect thereto that with the lapse of time or action or inaction by Seller or, to the best knowledge of the Seller, any other party thereto, would result in a breach thereof or a default thereunder.

     (f) Upon the assignment of each Assumed Agreement to the Purchaser pursuant hereto, all rights of the Seller with respect to the Assumed Agreements will inure to the Purchaser and the Assumed Agreements will be enforceable by the Purchaser in accordance with their terms.

     (g) The assignment to Purchaser of all of Seller's right, title, and interest in, to and under each Assumed Agreement pursuant hereto will be free and clear of any lien.

     (h) As of the Closing, Seller will not owe any amount (whether absolute, contingent, or otherwise) with respect to any Assumed Agreement , other than amounts incurred in the ordinary course of business consistent with past practices and this Agreement, which amounts will be properly recorded in
the  accounts  payable  ledger  of    Seller.

     (i) No Assumed Agreement (i) requires Seller to make purchases or pay for services in excess of the requirements of its Business, or (ii) except as specified on Schedule 3.16, guarantees any obligation of another person or provides any type of indemnification whatsoever.

     (j) Seller has paid all rental and other payments due under each lease (including each Lease) under which Seller is the lessee, in accordance with its terms. With respect to each such lease, the Seller has been in peaceable possession of the buildings, equipment, machinery, real property, vehicles, or other tangible property covered thereby since the commencement of the original term of such lease. Moreover, no indulgence, postponement, or waiver of Seller's obligations under any such lease has been granted by the lessor. Seller possesses full right and power to occupy or possess, as the case may be, all of the buildings, equipment, machinery, real property, vehicles, and other tangible property covered by such leases.

     3.17 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order, or decree to which Seller is a party or otherwise binding on Seller or its property which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of Seller, any acquisition of property (tangible or intangible) by Seller, or the conduct of the Business.

     3.18 Intellectual Property. Seller has the full legal, right, title, and interest in and to all trademarks, service marks, trade names, copyrights, know-how, patents, trade secrets, licenses (including licenses for the use of computer software programs), and other intellectual property used in and material to the conduct of the Business (the "Intellectual Property"). The conduct of Seller's Business as presently conducted and the unrestricted conduct and the unrestricted use and exploitation of the Intellectual Property does not infringe or misappropriate any rights held or asserted by any person, and no person is infringing on the Intellectual Property. No payments are required for the continued use of the Intellectual Property. None of the Intellectual Property has ever been declared invalid or unenforceable, or is the subject of any pending or threatened action for opposition, cancellation, declaration, infringement, invalidity, unenforceability, or misappropriation or like claim, action, or proceeding. Schedule 3.18 sets forth a list of all material Intellectual Property owned by or licensed to Seller and lists all trademark, trade name, and patent applications that are currently pending.

     3.19 Litigation. Except as set forth on Schedule 3.19, there are no suits, claims, actions, arbitrations, investigations, or proceedings entered against, now pending, or threatened against Seller before any court, arbitration, administrative or regulatory body, or any governmental agency which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have any effect upon Seller, the Acquired Assets, the Acquired Leases or the Business. Seller is not subject to any continuing court or administrative order, writ, injunction, or decree applicable to it or the Business, or to its property or employees, and Seller is not in default with respect to any order, writ, injunction, or decree of any court or federal, state, municipal, or other governmental department, commission, board, agency, or instrumentality.

     3.20 Brokers' Fees. Neither Seller nor Shareholders have dealt with any broker, finder, or other person entitled to any brokerage commissions, finders' fees, or similar compensation in connection with the transactions contemplated by this Agreement.

     3.21 Employment Matters. Attached hereto as Schedule 3.21 is a list of names, current annual rates of salary, bonus, employee benefits, accrued vacation and sick time, sick pay, and other compensation and benefits and perquisites, including the provision of company-owned automobiles, of all the employees and agents of Seller whose work relates, directly or indirectly, to the operation of the Business at the Acquired Facilities. No key employee of Seller, and no group of Seller's other employees, has any plans to terminate his, her, or its employment. Seller is not a party to any collective bargaining agreement. There are no discussions, negotiations, demands, or proposals that are pending or that have been conducted or made with or by any labor union or association, and there are no pending or threatened labor disputes, strikes, or work stoppages that may have a material and adverse effect upon Seller, the Acquired Assets, or the Business. Seller has no material labor relations problems pending, and Seller's labor relations are satisfactory in all material respects. Seller has complied with all laws relating to the employment of labor, terms and conditions of employment, and wages and hours, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes, and is not engaged in any unfair labor practices. Seller may terminate any employee, with or without cause, without liability or obligation other than for salary accrued through the date of any such termination. None of Seller's employee benefit plans will need to be assumed by Purchaser as a matter of law or otherwise.

     3.22 Employee Benefit Plans. With respect to all employees and former employees of Seller, Seller does not presently maintain, contribute to, or have any liability (including current or potential multi-employer plan withdrawal liability under Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) under any: (i) non-qualified deferred compensation or retirement plan or arrangement which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA; (ii) defined contribution retirement plan or arrangement designed to satisfy the requirements of section 401(a) of the Code, which is an employee pension benefit plan, (iii) defined benefit pension plan or arrangement designed to satisfy the requirements of section 401(a) of the Code, which is an employee pension benefit plan; (iv) "multi-employer plan" as such term is defined in Section 3(37) of ERISA; (v) unfunded or funded medical, health, or life insurance plan or arrangement for present or future retirees or present or future terminated employees which is an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, except as required by section 4980B of the Code or sections 601 through 609 of ERISA; or (vi) any other employee welfare benefit plan.

     3.23 Permitted Liens. Seller's title to the Acquired Assets is free and clear of all liens, other than the liens listed on Schedule 3.23 hereto and approved by Purchaser (collectively, the "Permitted Liens").

     3.24 Insurance3.24. Schedule 3.24 hereto lists and briefly describes each insurance policy and fidelity bond maintained by Seller with respect to its respective properties, assets, employees, officers, and directors and sets forth the date of expiration of each such insurance policy. All of such insurance policies are in full force and effect and Seller is not in default with respect to its obligations under any of such insurance policies. There is no claim of Seller pending under any of such policies or bonds as to which coverage has been questioned, denied, or disputed by the underwriters of such policies or bonds and there has been no threatened termination of, or material premium increase with respect to, any of such policies. To the best knowledge of Seller, the insurance coverage is customary for corporations of similar size engaged in similar lines of business.

     3.25 Affiliate Transactions. Except as set forth on Schedule 3.25, no officer, director, or shareholder of Seller or any member of the immediate family of any such officer, director, or shareholder, or any entity in which any of such persons owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with Seller or any interest in any property (real, personal, or mixed, tangible or intangible) used in or pertaining to the Business. For purposes of the preceding sentence, the members of the immediate family of an officer, director, or, shareholder shall consist of the spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in-law of such officer, director, or shareholder.

     3.26 Compliance with Laws; Permits. Seller and its officers, directors, agents, and employees have complied with all applicable laws and regulations of foreign, federal, state, and local governments and all agencies thereof which affect the Business or any of Seller's assets and to which Seller may be subject, and no claims have been filed or threatened against Seller alleging a violation of any such law or regulation, except as set forth in Schedule 3.26 hereto. Without limiting the generality of the foregoing, Seller has not violated, or received a notice or charge asserting any violation of any state or federal acts (including rules and regulations thereunder) regulating or otherwise affecting employee health and safety, the discharge of pollutants or wastes, or employee benefit plans. Neither Seller nor any of the Shareholders has given or agreed to give any money, gift, or similar benefit (other than incidental gifts of articles of nominal value) to any actual or potential customer, supplier, governmental employee, or any other person in a position to assist or hinder Seller in connection with any
actual  or  proposed  transaction.    Seller  possesses  all  approvals,
authorizations, certificates, consents, registrations, franchises, licenses, permits, rights, variances, and waivers necessary for the lawful conduct of the Business and the ownership or operation of the Acquired Assets and the Acquired Facilities (collectively, the "Permits"). All Permits are in full force and effect, no violations have occurred with respect thereto, and no basis exists for any limitation, revocation, or withdrawal thereof or any denial of any extension or renewal with respect thereto. A list of all Permits (including the expiration dates thereof) is set forth in Schedule 3.26 hereto. Except as indicated on Schedule 3.26, each Permit is transferable to the Purchaser. Seller has made available to Buyer each Permit for Buyer's review.

     3.27 Warranties. Seller is not responsible for any express warranties to third parties with respect to any products sold or services performed by Seller. Seller has no knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Seller for liability due to any express or implied warranty.

     3.28 Disclosure. Neither this Agreement nor any of the Schedules or Exhibits hereto or documents or agreements to be delivered hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Purchaser which materially adversely affects or could reasonably be anticipated to materially adversely affect the assets, including the Acquired Assets, financial condition or results of operations, customer, employee or supplier relations, business condition, prospects, or financing arrangements of Seller.

                                   ARTICLE 4
                 CONDUCT OF SELLER PENDING THE CLOSINGARTICLE

     Seller and Shareholders, and as to the Acquired Leases, the Related Facilities, and the Principal Facility, each Lessor, hereby covenant and agree that from the date hereof to the Closing Date, unless Purchaser shall otherwise agree in writing or except as otherwise expressly contemplated or permitted by this Agreement:

     4.1 Conduct of Business Pending the Closing. Except as specifically contemplated in this Agreement, from the date hereof to the Closing Date, the Business of Seller shall be conducted only in, and Seller shall take no action except in, the ordinary course, on an arm's length basis, and in accordance with all applicable laws, rules, and regulations and past custom and practice, including, without limitation, making any loans, making any cash payments, or transferring any other assets or properties of Seller to any employee, officer, shareholder, or director of Seller; and Seller shall maintain its facilities in good operating condition, ordinary wear and tear excepted; and Seller will not, directly or indirectly, do or permit to occur any of the following:

     (a) Breach any material contract, agreement, commitment, or undertaking, including this Agreement;

     (b) Knowingly violate or fail to comply with any laws applicable to it, the Acquired Assets, the Acquired Leases, or the Business;

     (c) Commit any act or permit the occurrence of any event or the existence of any condition of the type described in Section 3.10 hereof;

     (d) Cancel or terminate or permit to be canceled or terminated its current insurance (or reinsurance) policies or permit any of the coverage thereunder to lapse, unless simultaneous with such termination, cancellation, or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, or lapsed policies for substantially similar premiums are in full force and effect;

(e) Fail to maintain and repair its assets and properties in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto;

     (f) Enter into or modify any employment, severance, or similar agreements or arrangements with, or grant any bonuses, salary increases, or severance or termination pay to, any officers, directors, employees, or consultants, or adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other benefit plan, trust, fund, or group arrangement for the benefit or welfare of any officers, directors, or employees;

     (g)          Amend  its  Articles  of  Incorporation  or  Bylaws;

     (h) Create or acquire any Contracts that do not satisfy and comply fully with the underwriting and origination requirements used by Seller during the previous 180 days; or

     (i)     Agree to do any of the actions described in the preceding clauses
(a)  through  (h).

     4.2 Business Relationships. Seller and Shareholders will preserve intact Seller's business organization and goodwill, keep available the services of its officers and employees as a group, and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with it.

     4.3 Access to Information. Purchaser and its counsel, accountants, and other representatives shall have the opportunity to make a complete due diligence review of the books, records, business, and affairs of Seller, including, without limitation, the Acquired Assets, Independent Facilities, Related Facilities, Principal Facility, and all other matters relating thereto. In the event Purchaser, in its reasonable business discretion, determines that prior to the Closing Date there has been any material change in or material misrepresentation about the Business, Acquired Assets, Acquired Facilities or matters relating thereto, Purchaser shall have no further obligation to proceed with the transaction, and the parties shall have no further liability to one another, except as expressly provided herein. To facilitate the due diligence review, Seller shall provide to Purchaser and its agents complete access to all of Seller's records and documents, shall provide Purchaser with personal, bank, and professional references, and shall make available for consultation employees, suppliers, and distribution channels.

     4.4 Tax on Prior Sales. Seller agrees to furnish to Purchaser certificates from the state taxing authorities and any related certificates that Purchaser may reasonably request as evidence that all sales and use tax liabilities of Seller accruing before the Closing Date have been fully satisfied or provided for, to the extent such certificates are prepared by the applicable state taxing authority.

     4.5 Notification of Certain Matters. Seller, Shareholders and Lessors shall (i) confer on a regular basis with representatives of Purchaser and report operational matters and the general status of ongoing operations,
(ii) notify Purchaser of any material adverse change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations, or hearings (or communications indicating that the same may be contemplated); (iii) not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at, or at any time prior to, the Closing; and (v) promptly notify Purchaser if Seller shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue.

     4.6 Transfer of Permits. Seller, Shareholders, and Lessors will use their best efforts to assist Purchaser to effect the assignment or other transfer of Permits from Seller to Purchaser as of or as soon as practicable after the Closing Date.

     4.7 Closing. Seller, Shareholders, and Lessors shall use their best efforts to cause the conditions specified in Section 6.3 hereof to be satisfied at or prior to the Closing Date hereof.

                                    ARTICLE 5
                             ADDITIONAL AGREEMENTS

     5.1 Employment. After the Closing Date, except for up to six management employees who may be designated by Seller and listed in Schedule
5.1 (the "Designated Employees"), Purchaser will agree to hire such employees of Seller currently employed at the Acquired Facilities on an "at will" basis or on other terms and conditions acceptable to Purchaser and such employees as Purchaser determines in its sole discretion, and Seller will cooperate with Purchaser to that end. All employees of Seller currently employed at the Acquired Facilities to be hired by Purchaser will be terminated by Seller on or before the Closing Date. Seller shall be responsible for any severance and/or other payments, including, but not limited to, accrued vacation and sick time, sick pay, and other compensation, benefits, and perquisites, incurred in connection therewith and during the period prior to the Closing Date. Seller and Shareholders agree not to solicit any of the employees currently employed at the Acquired Facilities to be hired by Purchaser for a period of three years after the Closing Date. The Designated Employees may be employed by Purchaser in its discretion for a period of up to 90 days following the Closing Date in order to assist with the transition of the Business to Purchaser.

     5.2 Expenses. Seller, Shareholders, and Lessors shall pay the costs and expenses of Seller, Shareholders and Lessors, and Purchaser shall pay the costs and expenses of Purchaser, incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event any party breaches the terms of this Agreement prior to the Closing, and the transactions contemplated hereby are not consummated, the breaching party agrees to pay the non-breaching party an amount equal to all of the expenses incurred by the non-breaching party in connection with this Agreement, and otherwise related to the transactions contemplated hereby, including, but not limited to, all fees and expenses incurred by the non-breaching party to accountants, attorneys, and finders, brokers or consultants. Nothing herein shall be deemed to limit the right or remedy of a party in the event of a breach of this Agreement by the other party.

     5.3 No Negotiations. Neither Seller nor Shareholders shall, directly or indirectly, through any officer, director, agent, or otherwise, solicit, initiate, or encourage submission of any proposal or offer from any person or entity (including any of its or their officers or employees) relating to any liquidation, dissolution, recapitalization, merger, consolidation, or acquisition or purchase of all or a material portion of the assets of, or any equity interest in, Seller or other similar transaction or business combination involving Seller, or participate in any negotiations regarding, or furnish to any other person any information with respect to, or otherwise cooperate in any way with, or assist, participate in, facilitate, or encourage, any effort or attempt by any other person or entity to do or seek any of the foregoing. Seller or Shareholders shall promptly notify Purchaser if any such proposal or offer, or any inquiry from or contact with any person with respect thereto, is made and shall promptly provide Purchaser with such information regarding such proposal, offer, inquiry, or contact as Purchaser may request.

     5.4 Public Announcements. The parties hereto shall not issue any press release or public announcement, including announcements by any party for general reception by or dissemination to employees, agents, or customers, with respect to this Agreement and the other transactions contemplated by this Agreement without the prior written consent of the other parties hereto (which consent shall not be withheld unreasonably); provided, however, that Purchaser may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to applicable law or regulation of the Nasdaq Stock Market, Inc. or any national securities exchange, as applicable, in which case Purchaser shall reasonably consult with Seller prior to making such disclosure or announcement; and provided further, that, upon execution of this Agreement, Purchaser may make a public announcement of such occurrence in a press release reviewed and reasonably approved by Seller prior to publication.

     5.5 Confidentiality. Each party hereto, and its officers, directors, agents, and affiliates, will hold in strict confidence, and will not divulge, communicate, use to the detriment of any other party hereto or for the benefit of any other person or persons, or misuse in any way, any financial information or other data obtained in connection with this Agreement, including, without limitation, any confidential information or trade secrets of such other party, personnel information, secret processes, know how, cus-tomer lists, formulas, or other technical data; and if the transactions contemplated by this Agreement are not consummated, each party hereto, and its officers, directors, agents, and affiliates, will return to each other party all such data and information as such other party may reasonably request, including, without limitation, work sheets, test reports, manuals, lists, memoranda, and other documents prepared by or made available in connection with this transaction. The parties hereto may disclose such information to their respective attorneys and accountants so long as they agree to keep such information confidential.

     5.6 Books and Records. Seller will make available to Purchaser, at Purchaser's request and expense, from time to time, all books and records of Seller relating, directly or indirectly, to the Business which are reasonably necessary with respect to Purchaser's ongoing operations for inspection or copying by Purchaser at any reasonable time for a six (6) year period after the Closing Date, and to offer same to Purchaser, from time to time, at Purchaser's expense, prior to the destruction of all or any part thereof. In addition, the parties shall make reasonably available to one another any records or documents that they maintain with respect to the Acquired Assets or the Business for purposes of compliance with applicable tax laws or in defending any third party litigation arising in respect of this Agreement.

     5.7 H-S-R Act. To the extent required by law, Seller and Shareholders on the one hand and Purchaser on the other shall each file or cause to be filed with the Federal Trade Commission (the "FTC") and the United States Department of Justice (the "DOJ") any notifications required to be filed by their respective "ultimate parent entities" under the H-S-R Act, with respect to the transactions contemplated herein. Each party shall be responsible for all expenses incurred in the preparation of their respective H-S-R Act filings and the filing fees to be paid in connection with the H-S-R Act filings. The parties shall use their reasonable best efforts to make such filings promptly, to respond to any requests for additional information made by either the FTC or DOJ, to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date and to resist vigorously, at their respective cost and expense (including, without limitation, the
institution   or  defense  of  legal  proceedings)  any  assertion  that  the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein.

     5.8 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, including obtaining all necessary waivers, consents, and approvals and effecting all necessary registrations and filings and submissions of information requested by governmental authorities.

                                 ARTICLE  6
                                 CONDITIONS

     6.1 Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) There shall not be threatened, instituted, or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby, or seeking to obtain damages in connection therewith; (ii) seeking to prohibit direct or indirect ownership or operation by Purchaser or any of its subsidiaries of all or a material portion of the Business or the Acquired Assets of Seller, or to compel Purchaser or any of its subsidiaries to divest of or to hold separately all or a material portion of the Business or the Acquired Assets of Seller as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Purchaser effectively to exercise directly or indirectly full rights of ownership of any of the Acquired Assets or properties of Seller; (iv) seeking or causing any material diminution in the direct or indirect benefits expected to be derived by Purchaser as a result of the transactions contemplated by this Agreement; (v) invalidating or rendering unenforceable any material provision of this Agreement (including without limitation any of the documents or agreements to be delivered hereunder); or
(vi) which otherwise might materially adversely affect Purchaser or any of its subsidiaries or the Acquired Assets or Business;

     (b) There shall not be any action taken, or any statute, rule, regulation, judgment, order, or injunction proposed, enacted, entered, enforced, promulgated, issued, or deemed applicable to the transactions contemplated hereby by any federal, state, or foreign court, government, or governmental authority or agency, which may, directly or indirectly, result in any of the consequences referred to in (a) above or otherwise prohibit consummation of the transactions contemplated hereby;

     (c) No party hereto shall have terminated this Agreement as permitted herein; and

     (d) There shall not have occurred any of the following events that could have a material adverse effect on Purchaser or Seller: (i) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by United States authorities on the extension of credit by lending institutions; (ii) a commencement of war, armed hostilities, or other international or national calamity directly or indirectly involving the United States; or (iii) in the case of any of the foregoing existing at the date hereof, a material acceleration or worsening thereof.

     6.2 Additional Conditions to Obligation of Seller. The obligation of Seller to effect the transactions contemplated hereby is also subject to the fulfillment at or prior to the Closing of the following conditions:

     (a)          The representations and warranties of Purchaser set forth in
Article 2 shall be true and correct as of the Closing Date as if made at and as of the Closing Date, and Purchaser shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing; and

     (b) Purchaser shall have furnished to Seller: (i) a copy of the text of the resolutions by which the corporate action on the part of Purchaser necessary to approve this Agreement and the transactions contemplated herein were taken; and (ii) a certificate executed on behalf of Purchaser by its corporate secretary or one of its assistant corporate secretaries certifying to Seller that such copy is a true, correct, and complete copy of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

     6.3 Additional Conditions to Obligation of Purchaser. The obligations of Purchaser to effect the transactions contemplated herein are also subject to the fulfillment at or prior to the Closing of the following conditions:

     (a) The representations and warranties of Seller, Shareholders, and Lessors in this Agreement and in any certificate or other instrument delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the Closing Date as if made at and as of the Closing Date, and Seller shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by them hereunder at or prior to the Closing;

     (b) Seller, Shareholders and Lessors shall have furnished to Purchaser a certificate in which they shall certify that the conditions set forth in Section 6.3(a) have been fulfilled;

     (c)          Seller,  Shareholders,  and  Lessors shall have furnished to
Purchaser: (i) copies of the texts of the resolutions by which the corporate action on the part of Seller and its shareholders and any comparable action on the part of any Lessor and its members or partners necessary to approve this Agreement and the transactions contemplated hereby were taken; and (ii) certificates of Seller or Lessors certifying to Purchaser that such copies are true, correct, and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

     (d) Purchaser shall have received from the chief financial officer of Seller a letter, dated the Closing Date, that on the basis of a review (not an audit) of the latest available accounting records of Seller, consultations with other responsible officers of Seller, and other pertinent inquiries that he may deem necessary, he has no reason to believe that during the period from the date of the Current Financial Statements to the Closing Date, except as may otherwise be set forth on any Schedule hereto, there has been any change in the financial condition or results of operations of the Business, except changes incurred in the ordinary and usual course of business during that period that in the aggregate are not materially adverse, and other changes or transactions, if any, contemplated by this Agreement;

     (e) Purchaser shall have received an opinion letter addressed to Purchaser from counsel for Seller, Shareholders, and Lessors based on customary reliance and subject to customary qualifications, in a form mutually agreed upon;

     (f) This Agreement and the transactions contemplated hereby shall have been approved by Purchaser's Board of Directors;

     (g) Seller shall have obtained all necessary consents to this Agreement and the transactions contemplated hereby and Purchaser shall have obtained or assumed all permits or licenses necessary to ownership of the Acquired Assets and operation of the Business, including, without limitation, the following: (i) the approval of the transaction by all governmental authorities exercising jurisdiction over the ownership of the Acquired Assets;
(ii) the approval by all governmental authorities with respect to the issuance to, or assumption by, Purchaser of all Acquired Permits; and (iii) each other consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration with respect to, or result in any encumbrance on any of Seller's assets, including the Acquired Assets, pursuant to the provisions of any agreement, arrangement, or understanding or any license, franchise, or Permit;

     (h) Purchaser shall have accepted, in its sole discretion, the results of its inspections, investigations, studies, assessments and evalua-tions of the Acquired Assets, Assumed Liabilities, Assumed Contracts, Independent Facilities, Related Facilities, Principal Facility, the Business and all matters relating thereto;

     (i) Purchaser and Seller shall have agreed to the terms of leases with respect to the Related Facilities and the Principal Facility, and Purchaser shall have agreed to the terms relating to its assumption of leases with respect to the Independent Facilities and Purchaser shall have completed to its satisfaction any assessment of such facilities;

     (j) There shall have been no damage, destruction, or loss of or to any property or properties owned or used by Seller, whether or not covered by insurance, which in the aggregate may have a material adverse effect on the Business, financial condition, results of operations or prospects of Seller;

     (k)          All  Insider  agreements  shall  have  been  terminated;

     (l) Receipt and approval of the Schedules to be prepared by Seller, Shareholders, and Lessors, all updated as of the Closing Date, and preparation of and agreement as to all closing documents, agreements and procedures required under this Agreement;

     (m) Purchaser shall have received such non-disturbance, subordination and other agreements from Seller's lenders and third party lessors as Purchaser shall reasonably request; and

     (n) The form and substance of all certificates, instruments, opinions, and other documents delivered to Purchaser under this Agreement shall be satisfactory in all respects to Purchaser and its counsel.

                                  ARTICLE  7
                              THE CLOSING ARTICLE

     7.1          Closing.    The  closing (the "Closing") of the transactions
contemplated herein shall be held on or before April 1, 1997 (the "Closing Date"), at a time and place as the parties shall mutually agree.

     7.2 Seller's, Shareholders' and Lessors' Obligations. In addition to any other documents required to be delivered by Seller, Shareholders, or Lessors at Closing, Seller, Shareholders or Lessors, as appropriate, shall deliver to Purchaser at Closing the following documents:

     (a) An executed Bill of Sale and Assumption and other instruments of transfer, with full warranties of title, dated as of the Closing Date, conveying to Purchaser all of Seller's right, title, and interest in and to the Acquired Assets, all in form and substance satisfactory to Purchaser;

     (b) Executed assignments of all Contracts (with consents if required), the Contracts themselves, certificates of title to all Vehicles, and a UCC-1 Financing Statement (in accordance with Section 1.10(c));

     (c) Releases of all liens, encumbrances and security interests in respect of the Acquired Assets, except Permitted Liens;

     (d) The Acquired Leases contemplated by Section 1.8 and lease assignments with respect to each item of personal property which is leased by Seller and which is to be assumed by Purchaser hereunder, properly executed and acknowledged by Seller, and accompanied by all consents of lessors required by this Agreement and the leases being assigned, and such subordination agreements, non-disturbance certificates and other documents as Purchaser shall have reasonably requested;

     (e) Executed assignments of all assignable Acquired Permits and executed assignment and assumption agreements with respect to all Assumed Agreements, with all necessary consents thereto;

     (f) All books, records, and other data relating to the Acquired Assets and the Business (other than corporate records);

     (g)          The certificate(s) as provided for in Section 6.3(b) hereof;

     (h)          Certified  resolutions  and the certificates provided for in
Section  6.3(c)  hereof;

     (i)          The  letter  provided  for  in  Section  6.3(d)  hereof;

     (j)          The  consents  as  provided  for  in  Section 6.3(g) hereof;

     (k) An executed opinion of Seller's, Shareholders', and Lessors' counsel, as contemplated by Section 6.3(e); and

     (l) Such other documents as Purchaser or its counsel or any lender or lessor of Purchaser may reasonably request in order to effectuate the transactions contemplated under this Agreement. Seller, Shareholders, and Lessors, at any time before or after the Closing, will execute, acknowledge, and deliver any further deeds, assignments, conveyances, and other assurances, documents, and instruments of transfer reasonably requested by Purchaser, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by Purchaser, for the purpose of assigning, transferring, granting, conveying, and confirming to Purchaser, or reducing to possession, any or all property to be conveyed and transferred by this Agreement. If requested by Purchaser, Seller further agrees to prosecute or otherwise enforce in its own name for the benefit of Purchaser, any claims, rights, or benefits that are transferred to Purchaser by this Agreement and that require prosecution or enforcement in Seller's name. Any prosecution or enforcement of claims, rights, or benefits under this Section shall be solely at Purchaser's expense, unless the prosecution or enforcement is made necessary by a breach of this Agreement by Seller.

     7.3 Purchaser's Obligations. Purchaser shall deliver to Seller at Closing the following documents:

     (a) Wire transfer in the amount of the Purchase Price, payable as provided in Section 1.5 hereof;

     (b) Executed counterparts of such of the closing documents of Seller as shall require acceptance by Purchaser; and

     (c) Certified resolutions of the Board of Directors of Purchaser as provided for in Section 6.2(b) hereof.

                                ARTICLE  8
                         INDEMNITIES  ARTICLE

     8.1 Survival of Representations and Warranties. Regardless of any investigation at any time made by or on behalf of any party hereto, or of any information any party may have in respect thereof, all covenants, agreements, representations, and warranties made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing.

     8.2 Nature of Statements. All statements contained herein, in any Schedule or Exhibit hereto, or in any certificate or other written instrument delivered by or on behalf of Seller, Shareholders, Lessors, or Purchaser pursuant to this Agreement, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by Seller, Shareholders, Lessors, or Purchaser, as the case may be.

     8.3 Indemnification of Purchaser by Seller, Shareholders, and Lessors. Seller, Shareholders, and Lessors (for purposes of this Section 8.3 only, the "Indemnifying Parties") each, jointly and severally, shall indemnify, defend, and hold harmless Purchaser and its direct and indirect parent companies, subsidiaries, and affiliates, and their respective officers, directors, and shareholders, successors and assigns, from and against any and all costs, expenses, losses, damages, fines, penalties, or liabilities (including, without limitation, interest which may be imposed in connection therewith, court costs, litigation expenses, and reasonable attorneys' and accounting fees) ("Actual Loss") incurred by Purchaser, directly or indirectly, with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

     (a) A breach by any of the Indemnifying Parties or any affiliate of any representation or warranty made by such parties or affiliate and contained in this Agreement or in any certificate or other document delivered by said parties to Purchaser or any affiliate hereunder or thereunder;

     (b) A breach by any of the Indemnifying Parties or any affiliate of any covenant, restriction, or agreement made by or applicable to such parties or affiliate and contained in this Agreement or in any certificate or other document delivered by said parties or affiliate to Purchaser or any affiliate hereunder or thereunder (including without limitation, the breach of any Lease by any Lessor);

     (c) Except for any Assumed Liabilities, any other liability, obligation, claim, complaint, debt, suit, cause of action, investigation, or proceeding of any kind whatsoever, including, without limitation, any liability for sales, use or other taxes and any liability under any environmental, pollution control, health or safety law, rule or regulation, including actions or proceedings in respect thereof, against or relating to Seller, the Business, the Acquired Assets, or the Leased Premises, whether instituted or commenced prior to or after the Closing Date and which relates to or arises from the business or assets of Seller on or before the Closing Date or, with respect to the continuing business activities of Seller, after the Closing Date; and

     (d) Any scheduled contingency or item pertaining to Seller, Shareholders, any Lessor, the Business, the Acquired Assets, or the Leased Premises.

     8.4 Indemnification of Seller, Shareholders, and Lessors by Purchaser8. Purchaser shall indemnify, defend, and hold Seller, Shareholders, and Lessors (for purposes of this Section 8.4 only, the "Indemnified Parties") harmless from and against any Actual Losses incurred by the Indemnified Parties with respect to, in connection with, arising from, or alleged to result from, arise out of, or be in connection with:

     (a) A breach by Purchaser of any representation or warranty made by Purchaser and contained in this Agreement or in any certificate or other document delivered by Purchaser to the Indemnified Parties hereunder or thereunder;

     (b) A breach by Purchaser of any covenant, restriction, or agreement made by or applicable to Purchaser and contained in this Agreement or in any certificate or other document delivered by Purchaser to the Indemnified Parties hereunder or thereunder;

     (c) All loss, expense, or damage suffered as the direct result of Purchaser's failure to pay the Assumed Liabilities in accordance with the terms of this Agreement; and

     (d) Any other claim, suit, cause of action, investigation, or proceeding of any kind whatsoever instituted or commenced after the Closing Date which relates to or arises from Purchaser's operation of its separate and independent business after the Closing Date, except for any claims arising out of Seller's liabilities to Purchaser or obligations to Purchaser.

     8.5          Procedure  for  Indemnification.

     (a) The party which is entitled to be indemnified hereunder (the "Indemnified Party") shall promptly give notice hereunder to the party required to indemnify (the "Indemnifying Party") after obtaining written notice of any claim as to which recovery may be sought against the indemnifying party because of the indemnity in Section 8.3 and Section 8.4 hereof and, if such indemnity shall arise from the claim of a third party, shall permit the Indemnifying Party to assume the defense of any such claim and any litigation resulting from such claim. Notwithstanding the foregoing, the right to indemnification hereunder shall not be affected by any failure of an Indemnified Party to give such notice, or delay by an Indemnified Party in giving such notice, unless, and then only to the extent that, the rights and remedies of the Indemnifying Party shall have been prejudiced as a result of the failure to give, or delay in giving, such notice. Failure by an
Indemnifying Party to notify an Indemnified Party of its election to defend any such claim or action by a third party within 15 days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its right to defend such claim or action.

     (b) If the Indemnifying Party assumes the defense of such claim or litigation resulting therefrom, the obligations of the Indemnifying Party hereunder as to such claim shall include taking all steps necessary in the defense or settlement of such claim or litigation and holding the Indemnified Party harmless from and against any and all damages caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment (other than a judgment of dismissal on the merits without costs) except with the written consent of the Indemnified Party, or enter into any settlement (except with the written consent of the Indemnified Party) which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party a release from all liability in respect of such claim or litigation. Anything in this Section
8.5 to the contrary notwithstanding, the Indemnified Party may, with counsel of its choice and at its expense, participate in the defense of any such claim or litigation.

     (c) If the Indemnifying Party shall not assume the defense of any such claim by a third party or litigation resulting therefrom after receipt of notice from such Indemnified Party, the Indemnified Party may defend against such claim or litigation in such manner as it deems appropriate, and unless the Indemnifying Party shall deposit with the Indemnified Party a sum equivalent to the total amount demanded in such claim or litigation plus the Indemnified Party's estimate of the costs of defending the same, the Indemnified Party may settle such claim or litigation on such terms as it may deem appropriate and the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of such settlement and for all damages incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation.

     (d) The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to any claim by a third party in such litigation and for all damage incurred by the Indemnified Party in connection with the defense against such claim or litigation, whether or not resulting from, arising out of, or incurred with respect to, the act of a third party.
                                   ARTICLE 9
                              TERMINATION ARTICLE

     9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) By mutual written consent of duly authorized officers of Purchaser and Seller;

     (b) By Purchaser if, from the date of this Agreement to the Closing Date there has been any material change in or material misrepresentation about the Business, Acquired Assets, Acquired Facilities or matters relating thereto;

     (c) By either Purchaser or Seller if the other party breaches any of its material representations, warranties, or covenants contained herein and, if such breach is curable, such breach is not cured within five (5) business days after notice thereof;

     (d) By either Purchaser or Seller if the transactions contemplated herein shall not have been consummated on or before April 1, 1997 or such later date as may be mutually agreed upon by the parties; provided, however, that no party shall have the right to terminate this Agreement unilaterally if the event giving rise to such right is primarily attributable to such party or to any affiliated party.

     9.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall become void and there shall be no liability or further obligation hereunder on the part of Purchaser or Seller or their respective shareholders, officers, or directors, except as set forth in Article 10 and Sections 5.2 and 5.5 hereof, and except for liability arising from a breach of this Agreement.

                                ARTICLE  10
                          GENERAL  PROVISIONS

     10.1 . All notices, consents, and other communications hereunder shall be in writing and deemed to have been duly given when (i) delivered by hand, (ii) sent by telecopier (with receipt confirmed), provided that a copy is mailed by registered mail, postage pre-paid return receipt requested, or
(iii) when received by the addressee, if sent by Express Mail, Federal Express, or other express delivery service (postage pre-paid return receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate as to itself by notice to the other):


If to Purchaser:  Ugly Duckling Corporation
                  2525 East Camelback Road, Suite 1150
                  Phoenix, Arizona 85016
                  Phone: (602) 852-6600
                  FAX: (602) 852-6656
                  Attn.: Steven P. Johnson, Esq.

With a copy to:   Snell & Wilmer L.L.P.
                  One Arizona Center
                  Phoenix, Arizona 85004-0001
                  Phone: (602) 382-6252
                  FAX:  (602) 382-6070
                  Attn.:  Steven D. Pidgeon, Esq.

If to Seller:     E-Z Plan, Inc.
                  9000 Tesoro Drive, Suite 122
                  San Antonio, Texas 78217
                  Phone: (210) 821-6523
                  Fax: (210) 930-3856
                  Attn.: Gary V. Woods

     10.2 Counterparts. This Agreement may be executed in any number of counterparts, and each counterpart shall constitute an original instrument, but all such separate counterparts shall constitute one and the same agreement.

     10.3 Governing Law. The validity, construction, and enforceability of this Agreement shall be governed in all respects by the laws of the State of Texas, without regard to its conflict of laws rules.

     10.4 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that Purchaser may assign all or any portion of its rights under this Agreement to any wholly owned subsidiary, but no such assignment shall relieve Purchaser of its obligations hereunder, and except that this Agreement may be assigned by operation of law to any corporation or entity with or into which Purchaser may be merged or consolidated or to which Purchaser transfers all or substantially all of its assets, and such corporation or entity assumes this Agreement and all obligations and undertakings of Purchaser hereunder.

     10.5 Further Assurances. At any time on or after the date hereof, the parties hereto shall each perform such acts, execute and deliver such instruments, assignments, endorsements and other documents and do all such other things consistent with the terms of this Agreement as may be reasonably necessary to accomplish the transaction contemplated in this Agreement or otherwise carry out the purpose of this Agreement.

     10.6 Gender and Number. The masculine, feminine, or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

     10.7 Schedules and Exhibits. The Schedules and Exhibits referred to herein are incorporated herein by such reference as if fully set forth in the text hereof. Any Schedules and Exhibits referred to herein that are not attached hereto upon execution of this Agreement shall be prepared and attached to this Agreement as soon as reasonably possible after execution of this Agreement and on or before the Closing Date. All Schedules shall be updated as of the Closing Date. All documents and agreements delivered to Purchaser in connection with its investigation of Seller shall be complete and accurate and reflect all amendments thereto.

     10.8 Waiver of Provisions. The terms, covenants, representations, warranties, and conditions of this Agreement may be waived only by a written instrument executed by the party waiving compliance. The failure of any party at any time to require performance of any provisions hereof shall, in no manner, affect the right at a later date to enforce the same. No waiver by any party of any condition, or breach of any provision, term, covenant, representation, or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation, or warranty of this Agreement.

     10.9 Litigation Costs. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees, accounting fees, and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.
     10.10 Section and Paragraph Headings. The Article and Section headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.11 Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto.

     10.12 Transaction Expenses. Except as otherwise expressly provided herein, each party shall bear its own expenses incident to this Agreement and the transactions contemplated hereby, including without limitation, all fees of counsel, consultants, and accountants.

     10.13 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, or invalidated and the court shall modify this Agreement or, in the absence thereof, the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

     10.14 Extent of Obligations. All covenants, representations, warranties, indemnities, and agreements made by Seller, Shareholders, and Lessors herein shall be deemed joint and several as to each of them.



























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
     IN WITNESS WHEREOF, Purchaser, Seller, Shareholders and Lessors have caused this Agreement to be executed on the date first written above by their respective officers thereunder duly authorized.

                              UGLY DUCKLING CORPORATION,
                              a Delaware corporation

                              By:    /s/ Gregory B. Sullivan
                              Name:      Gregory B. Sullivan
                              Title:     President

                              E-Z PLAN, INC.
                              a Texas corporation

                              By:    /s/ Gary V. Woods
                              Name:      Gary V. Woods
                              Title:     President


                              MCCOMBS FAMILY, L.L.C.,
                              a Texas limited liability company

                              By:    /s/ Gary V. Woods
                              Name:      Gary V. Woods
                              Title:     President

                              MCCOMBS HFC LIMITED,
                              a Texas limited partnership d/b/a
                              MCCOMBS AUTOMOTIVE CENTER,

                              By:    /s/ Gary V. Woods
                              Name:      Gary V. Woods
                              Title:     President

                                        *
                              ---------------------------------
                              Lynda G. McCombs

                                        *
                              ---------------------------------
                              Marsha M. Shields

                                        *
                              ---------------------------------
                              Connie M. McNab


*  By:   /s/ Gary V. Woods
             Gary V. Woods
             Attorney-in-Fact